EXHIBIT 99.1

                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, the undersigned agree that the statement on Schedule 13D dated May 23, 2002, with respect to the common stock of Bigmar, Inc. is, and any amendments hereto signed by each of the undersigned shall be, filed on behalf of each of us and further agree that this Joint Filing Agreement be included as an exhibit to such Statement.

         In evidence thereof, the undersigned, being duly authorized, hereby executes this Agreement this 23rd day of May, 2002.



                                         CYNTHIA R. MAY
                                         /s/ Cynthia R. May

                                         HAROLD C. BALDAUF
                                         /s/ Harold C. Baldauf

                                         JANET A. BALDAUF
                                         /s/ Janet A. Baldauf